Exhibit 10.43

2008 COMPENSATION INFORMATION FOR EXECUTIVE OFFICERS

The table below provides certain information regarding (i) the annual base salaries as of January 1, 2008 (except as noted) of the current and former executive officers of Kosan Biosciences Incorporated (the “Company”) listed below; (ii) the target cash bonus awards established for the current and former executive officers of the Company listed below under the Company’s 2008 Executive Officer Cash Bonus Plan (the “Bonus Plan”), expressed as a percentage of applicable base salary; (iii) the number of shares of the Company’s common stock subject to stock options granted in January 2008 to the executive officer of the Company listed below; and (iv) the number of restricted stock units (“RSUs”) granted in January 2008 to the current and former executive officers of the Company listed below:

Executive Officer	2008 Annual Base Salary ($)	2008 Target Bonus (%)	Number of Shares Subject to Stock Options (#)[3]	Number of RSUs (#)[4]
Helen Kim[1]	280,000	35	140,000	15,100
President and Chief Business Officer

Gary S. Titus, C.P.A.	322,000	35	—	32,200
Senior Vice President and Chief Financial Officer

Pieter J. Licari	270,000	35	—	32,200
Senior Vice President, Manufacturing and Operations

Pieter B.M.W.M. Timmermans	270,000	35	—	32,200
Senior Vice President, Drug Discovery and Preclinical Development

Jonathan Wright	280,000	35	—	15,100
Senior Vice President, General Counsel and Secretary
Robert G. Johnson, Jr.[2]	430,000	45	—	68,103
Former President and Chief Executive Officer

[1]	Ms. Kim was appointed as the Company’s Senior Vice President and Chief Business Officer on January 3, 2008 and was appointed as the Company’s President effective February 27, 2008.

[2]	Dr. Johnson resigned as the Company’s President and Chief Executive Officer effective February 27, 2008.

[3]

Option vests over a period of four years subject to continuous service and was granted with an exercise price equal to the fair market value on the date of grant (as determined in accordance with the Company’s 2006 Equity Incentive Plan).

[4]

The RSUs vest as follows: (i) 50% of RSUs will vest, if at all, if the executive officer remains an employee of the Company through December 31, 2008 and the Company has entered into a written agreement on or before a specified date with a pharmaceutical or biotechnology company for the development and commercialization of a Company-developed Hsp90 inhibitor and/or epothilone product, provided such agreement includes certain minimum financial terms, (ii) another 25% of the RSUs will vest, if at all, if the executive officer remains an employee of the Company through December 31, 2009 and (iii) another 25% of the RSUs will vest, if at all, if the executive officer remains an employee of the Company through December 31, 2010. In the event that one or more RSUs vest, the Company will deliver to the executive officer one share of the Company’s common stock for each RSU that has vested.